SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                    Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                         Commission File Number 0-21663

                     OFFSHORE ENERGY DEVELOPMENT CORPORATION
             (Exact name of registrant as specified in its charter)

       1400 WOODLOCH FOREST DRIVE, SUITE 200, THE WOODLANDS, TEXAS 77380,
           (281) 364-0033 (Address, including zip code, and telephone number, including area code, of registrant's
                          principal executive offices)

             COMMON STOCK, PAR VALUE $.01 PER SHARE (Titles of each
                    class of securities covered by this Form)

                                      NONE
                   (Titles of all other classes of securities
                        for which a duty to file reports
                          under section 13(a) or 15(d)
                                    remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i) [X]                  Rule 12h-3(b)(1)(ii)  [ ]
    Rule 12g-4(a)(1)(ii)  [ ]                   Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(i)  [ ]                  Rule 12h-3(b)(2)(ii)  [ ]
    Rule 12g-4(a)(2)(ii)  [ ]                   Rule 15d-6           [ ]
     Rule 12h-3(b)(1)(i)  [ ]
    Rule 12h-3(b)(1)(ii)  [ ]
     Rule 12h-3(b)(2)(i)  [ ]
    Rule 12h-3(b)(2)(ii)  [ ]
     Rule 15d-6           [ ]

      Approximate number of holders of record as of the certification or notice date: 1

      Pursuant to the requirements of the Securities Exchange Act of 1934 Offshore Energy Development Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: January 19, 1998              BY:    /s/ WILLIAM K. WHITE
                                               William K. White
                                               Vice President

INSTRUCTION: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.